Exhibit 3.1

THE COMPANIES ACT 2006

PRIVATE COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

OF

ROWAN COMPANIES LIMITED

Adopted pursuant to a special resolution passed on 31 October 2011

PRELIMINARY

1.	These Articles constitute the articles of the Company. No regulations contained in any statute or subordinate legislation, including the regulations contained in Schedule 1 to The Companies (Model Articles) Regulations 2008, apply to the Company.

INTERPRETATION

2.	In these Articles:

2.1	the following words and expressions have the following meanings:

“Acts” means CA 2006 and every other enactment from time to time in force concerning companies (including any orders, regulations, or other subordinate legislation made under CA 2006 or any such other enactment), so far as they apply to or affect the Company;

“address” in relation to an electronic communication includes any number or address used for the purposes of such communication;

“Articles” means the articles of association of the Company as altered from time to time;

“auditors” means the auditors from time to time of the Company or, in the case of joint auditors, any one of them;

“Board” means the board of directors form time to time of the Company or the directors present at a duly convened meeting of the directors at which a quorum is present;

“CA 2006” means the Companies Act 2006;

“certificated” in relation to a share means a share which is not in uncertificated form;

“Class A Ordinary Shareholders” means the holders for the time being of the issued Class A Ordinary Shares;

“Class B Ordinary Shareholders” means the holders for the time being of the issued Class B Ordinary Shares;

“clear days” in relation to the period of a notice means that period excluding the day when the notice is given or deemed to be given and the day for which it is given or on which it is to take effect;

“communication” means the same as in the Electronic Communications Act 2000;

“Company” means this company;

“director” means, except where the context otherwise requires, a director of the Company or his duly appointed alternate and “directors” means the directors or their duly appointed alternates, or any of them acting as the Board of the Company;

“electronic communication” means the same as in the Electronic Communications Act 2000;

“financial year” in relation to a company is determined as follows:

(a)	its first financial year begins with the first day of its first accounting reference period and ends with the last day of that period or any other date, not more than seven days before or after the end of that period, as the directors may determine; and

(b)	subsequent financial years begin with the day immediately following the end of the company’s previous financial year and end with the last day of its next accounting reference period or any other date, not more than seven days before or after the end of that period, as the directors may determine;

“holder” in relation to shares means the member whose name is entered in the register of members as the holder of the shares;

“Legislation” means every statute (and any orders, regulations or other subordinate legislation made under it) applying to the Company;

“Office” means the registered office of the Company;

“Parent Company” means a company (wheresoever incorporated) which is the holder of not less than ninety per cent of the issued shares of the Company;

“paid up amount” means, in respect of any share, the amount paid or credited as paid up on that share, including sums paid, or credited as paid, by way of premium;

“seal” means the common seal of the Company and includes any official seal kept by the Company by virtue of sections 49 or 50 of CA 2006;

“secretary” means the secretary of the Company or any other person appointed by the Board to perform the duties of the secretary of the Company, including a joint, assistant or deputy secretary;

“share” means any share (of whatever class or denomination) in the share capital of the Company, and “shares” shall be construed accordingly;

“uncertificated” means, in relation to a share, a share title to which is recorded in the register as being held in uncertificated form and title to which, by virtue of the Uncertificated Securities Regulations, may be transferred by means of a relevant system;

“Uncertificated Securities Regulations” means the Uncertificated Securities Regulations 2001; and

“United Kingdom” means Great Britain and Northern Ireland;

2.2	powers of delegation shall not be restrictively construed but the widest interpretation shall be given to them;

2.3	the expressions “Operator”, “Operator-instruction”, “Operator register of securities”, “participating security” and “relevant system” have the same meanings as in the Uncertificated Securities Regulations;

2.4	the word “directors” in the context of the exercise of any power contained in these Articles includes any committee consisting of one or more directors, any director holding executive office and any local or divisional board, manager or agent of the Company to which or, as the case may be, to whom the power in question has been delegated;

2.5	no power of delegation shall be limited by the existence or, except where expressly provided by the terms of delegation, the exercise of that or any other power of delegation;

2.6	except where expressly provided by the terms of delegation, the delegation of a power shall not exclude the concurrent exercise of that power by any other body or person who is for the time being authorised to exercise it under the Articles or under another delegation of the power;

2.7	unless the context otherwise requires, words or expressions contained in these Articles bear the same meaning as in the Acts but excluding any statutory modification thereof not in force when these Articles become binding on the Company;

2.8	references to a document being executed include references to its being executed under hand or under seal or by any other method;

2.9	unless the context otherwise requires, any reference to “writing” or “written” shall include any method of reproducing words or text in a legible and non-transitory form and documents or information sent, stored or supplied in electronic form or made available on a website are in “writing” for the purposes of the Articles;

2.10	save where specifically required or indicated otherwise words importing one gender shall be treated as importing any gender, words importing individuals shall be treated as importing corporations and vice versa, words importing the singular shall be treated as importing the plural and vice versa, and words importing the whole shall be treated as including a reference to any part thereof;

2.11	clause and paragraph headings are inserted for ease of reference only and shall not affect construction.

SHARE CAPITAL

3.	The share capital of the Company at the date of adoption of these Articles is £1 which consists of one Class B ordinary share with a nominal value of £1.00 (the “Class B Ordinary Share”).

4.	In these Articles, unless the context requires otherwise, references to Class A Ordinary Shares and Class B Ordinary Shares shall include shares of those respective classes created and/or issued after the date of adoption of these Articles and ranking pari passu in all respects (save only as to the date from which such shares rank for dividend) with the shares of the relevant class then in issue.

5.	The directors are generally and unconditionally authorised pursuant to section 551 of CA 2006 to exercise all the powers of the Company to allot shares in the Company, or to grant rights to subscribe for or to convert any security into shares in the Company. The authority hereby conferred shall, subject to section 551(7) of CA 2006, be for a period of five years from the date of adoption of these Articles unless renewed varied or revoked by the Company in general meeting and the maximum amount of relevant securities which may be allotted pursuant to such authority shall be 49,999 Class B Ordinary Shares and 250,000,000 Class A ordinary shares of US$0.125 each (the “Class A Ordinary Shares”)

6.	The directors shall be entitled under the authority contained in Article 5 or any renewal thereof to make at any time prior to the expiry of such authority any offer or agreement which would or might require relevant securities of the Company to be allotted after the expiry of such authority.

7.	None of the requirements of sections 561 and 562 of the CA 2006 shall apply to the Company.

8.	Subject to the provisions of the Acts and without prejudice to any rights attached to any existing shares, any share may be issued with such rights or restrictions as the Company may by ordinary resolution determine or, subject to and in default of such determination, as the directors shall determine.

9.	Subject to the provisions of the Acts, shares may be issued which are to be redeemed or are liable to be redeemed at the option of the Company or the holder on such terms and in such manner as may be provided by the Articles.

10.	The Company may exercise the powers of paying commissions conferred by the Acts. Subject to the provisions of the Acts, any such commission may be satisfied by the payment of cash or by the allotment of fully or partly paid shares or partly in one way and partly in the other.

11.	Except as required by law, no person shall be recognised by the Company as holding any share upon any trust and (except as otherwise provided by the Articles or by law) the Company shall not be bound by or recognise any interest in any share except an absolute right to the entirety thereof in the holder.

RIGHTS OF THE CLASS A ORDINARY SHARES AND THE CLASS B ORDINARY SHARES

12.	The Class A Ordinary Shares and Class B Ordinary Shares shall have, and be subject to, the following rights and restrictions:

12.1	Income

(a)	If and to the extent that the directors shall declare a dividend in respect of the Class B Ordinary Shares, the Class A Ordinary Shareholders shall be entitled, in respect of each financial year of the Company, to receive out of the profits of the Company available for distribution and resolved under these Articles to be distributed, a non-cumulative dividend in respect of each Class A Ordinary Share held at the rate of 1.0% of the nominal value of such Class A Ordinary Share and no more (the “Class A Dividend”).

(b)	The Class B Ordinary Shareholders shall be entitled, in respect of each financial year of the Company, to receive out of the profits of the Company available for distribution and resolved under these Articles to be distributed, dividends in respect of each Class B Ordinary Share held when and if declared by the directors.

(c)	Sums distributed by the Company in or in respect of any financial year in which dividends are payable, shall, to the extent sufficient and declared for the purpose, be distributed ratably on a pari passu basis amongst the Class A Ordinary Shareholders and Class B Ordinary Shareholders according to the paid up amounts of the respective shares held by them until the Class A Dividend has been paid in full, and then amongst the Class B Ordinary Shareholders according to the paid up amounts of the Class B Ordinary Shares until the dividend has been paid in full.

12.2	Capital

On a return of capital on liquidation or otherwise (except on a redemption or purchase by the Company of any shares), the surplus assets of the Company remaining after payment of its liabilities shall be applied:

(a)	first, in repaying to the Class A Ordinary Shareholders the paid up amount and any declared but unpaid Class A Dividend on each Class A Ordinary Share held, provided that if the amount available to be distributed to the Class A Ordinary Shareholders is insufficient to pay the total sum due on a return of capital on liquidation or otherwise, the amount available will be distributed amongst the Class A Ordinary Shareholders entitled thereto in proportion to the total amounts to which each is entitled respectively;

(b)	secondly, in repaying to the Class B Ordinary Shareholders the paid up amount on each Class B Ordinary Share held; and

(c)	as to the balance (if any), in payment to the Class B Ordinary Shareholders according to the paid up amounts on the Class B Ordinary Shares.

12.3	Redemption of Class A Ordinary Shares

(a)	Subject to the provisions of the Acts, the Company shall have the right at any time to redeem the whole or any number of the Class A Ordinary Shares for the time being in issue (provided such Class A Ordinary Shares are credited as fully paid) for an amount equal to their nominal value (to be paid on such date as the directors shall select as the date of redemption to such one of the Class A Ordinary Shareholders (if more than one) as may be selected by lot or to such person as the selected holder may direct) without the requirement to give notice to the Class A Ordinary Shareholders.

(b)	No Class A Ordinary Shares will be redeemed otherwise than out of distributable profits or the proceeds of a fresh issue of shares made for the purposes of the redemption or out of capital to the extent permitted by the Acts.

12.4	Voting

(a)	The Class A Ordinary Shares shall not entitle the holders thereof to receive notice of, nor to attend and/or speak or vote at, any general meeting of the Company or at any meeting of any class of shareholders of the Company.

(b)	The Class B Ordinary Shares shall have the voting rights as set out in Articles 62 to 71.

12.5	Participation in Profits or Assets

The Class A Ordinary Shareholders shall not be entitled to any participation in the profits or assets of the Company, otherwise than as specified in this Article 12.

VARIATION OF CLASS RIGHTS

13.	Subject to Article 14, if the Legislation allows it, the rights attaching to any class of shares can be changed if this is either consented to in writing by shareholders holding at least three quarters of the issued shares of that class by amount, or approved by a special resolution passed at a class meeting of the relevant class of shares.

14.	Notwithstanding Article 13, the rights (including the redemption rights) attached to the Class A Ordinary Shares can be changed if this is either consented to in writing by Class B Ordinary Shareholders holding at least three-quarters of the issued Class B Ordinary Shares by amount, or approved by a special resolution passed at a class meeting of the holders of the Class B Ordinary Shares and, for the avoidance of doubt, any change to the rights attached to the Class A Ordinary Shares so approved shall not require the approval of the Class A Ordinary Shareholders.

15.	All the Articles relating to general meetings will apply to any class meeting, with any necessary changes. The following changes will also apply:

(a)	a quorum will be present if at least one shareholder who is entitled to vote is present in person or by proxy who owns at least one-third in amount of the issued shares of the relevant class;

(b)	every shareholder who is present in person or by proxy and entitled to vote is entitled to one vote for every share he has of the class (but this is subject to any special rights or restrictions which are attached to any class of shares); and

(c)	at an adjourned meeting, one person entitled to vote and who holds shares of the class, or his proxy, will be a quorum.

16.	The provisions of Articles 14 and 15 will apply to a change of rights of shares forming part of a class. Each part of the class which is being treated differently is treated as a separate class in applying this Article.

UNCERTIFICATED SHARES

17.	Subject to the provisions of the Acts and to the Uncertificated Securities Regulations and the facilities and requirements of the relevant system concerned, the directors have the power to resolve that a class of shares shall become a participating security and/or that a class of shares shall cease to be a participating security.

18.	Uncertificated shares of a class are not to be regarded as forming a separate class from certificated shares of that class.

19.	A member may, in accordance with the Uncertificated Securities Regulations, change a share of a class which is a participating security from a certificated share to an uncertificated share and from an uncertificated share to a certificated share.

20.	The Company may give notice to a member requiring the member to change uncertificated shares to certificated shares by the time stated in the notice. The notice may also state that the member may not change certificated shares to uncertificated shares. If the member does not comply with the notice, the directors may authorise a person to change the uncertificated shares to certificated shares in the name and on behalf of the member.

21.	While a class of shares is a participating security, the Articles only apply to an uncertificated share of that class to the extent that they are consistent with:

(a)	the holding of shares of that class in uncertificated form;

(b)	the transfer of title to shares of that class by means of a relevant system; and

(c)	the Uncertificated Securities Regulations.

22.	Notwithstanding any provisions of these Articles, the directors shall have power to implement any arrangements they may, in their absolute discretion, think fit in relation to the evidencing of title to and transfer of an uncertificated share (subject always to the Uncertificated Securities Regulations and the facilities and requirements of the relevant system concerned).

23.	The Company shall enter on the register how many shares are held by each member in uncertificated form and in certificated form and shall maintain the register in each case as required by the Uncertificated Securities Regulations and the relevant system concerned. Unless the directors otherwise determine and subject to the provisions of the Acts, holdings of the same holder or joint holders in certificated form and uncertificated form shall be treated as separate holdings.

24.	The Company shall be entitled to assume that the entries on any record of securities maintained by it in accordance with the Uncertificated Securities Regulations and regularly reconciled with the relevant Operator register of securities are a complete and accurate reproduction of the particulars entered in the Operator register of securities and shall accordingly not be liable in respect of any act or thing done or omitted to be done by or on behalf of the Company in reliance upon such assumption; in particular, any provision of these Articles which requires or envisages that action will be taken in reliance on information contained in the register shall be construed to permit that action to be taken in reliance on information contained in any relevant record of securities (as so maintained and reconciled).

SHARE CERTIFICATES

25.	Right to Certificate

25.1	A person (except a person to whom the Company is not required by law to issue a certificate) whose name is entered in the register as a holder of a certificated share is entitled, without charge, to receive within two months of allotment or lodgement with the Company of a transfer to him of those shares or within two months after the relevant Operator instruction is received by the Company (or within any other period as the terms of issue of the shares provide) one certificate for all the certificated shares of a class registered in his name or, in the case of certificated shares of more than one class being registered in his name, to a separate certificate for each class of shares.

25.2	Where a member transfers part of his shares comprised in a certificate he is entitled, without charge, to one certificate for the balance of certificated shares retained by him.

25.3	The Company is not bound to issue more than one certificate for certificated shares held jointly by two or more persons and delivery of a certificate to one joint holder is sufficient delivery to all joint holders.

25.4	A certificate shall specify the number and class and the distinguishing numbers (if any) of the shares in respect of which it is issued and the amount paid up on the shares.

25.5	A certificate shall be issued under the seal, which may be affixed to or printed on it, or in such other manner as the directors may approve, having regard to the terms of allotment or issue of the shares.

25.6	The issued shares of a particular class which are fully paid up and rank pari passu for all purposes shall not bear a distinguishing number. All other shares shall bear a distinguishing number.

25.7	Notwithstanding anything in this Article 25, but subject to the Acts, the directors may from time to time determine, either generally or in any particular case, the method by which any share certificate issued by the Company in respect of the Company’s shares, stock, debentures or other securities shall be authenticated or executed by or on behalf of the Company and, in particular:

(a)	the directors may dispense with the need to affix the common seal, or any official seal, of the Company to such certificate;

(b)	the directors may determine the manner, and by whom, any such certificate is to be signed, and may dispense with the need for such certificate to be signed or executed in any way; and

(c)	the directors may permit the signature or a facsimile of the signature of any person to be applied to such share certificate by any mechanical or electronic means in place of that person’s actual signature and any certificate issued in accordance with the requirements of the directors shall, as against the Company, be prima facie evidence of the title of the person named in that certificate to the shares comprised in it.

26.	Replacement Certificates

26.1	Where a member holds two or more certificates for shares of one class, the Company may at his request, on surrender of the original certificates and without charge, cancel the certificates and issue a single replacement certificate for certificated shares of that class.

26.2	At the request of a member, the Company may cancel a certificate and issue two or more in its place (representing certificated shares in such proportions as the member may specify), on surrender of the original certificate and on payment of such reasonable sum as the Company may decide.

26.3	Where a certificate is worn out or defaced the Company may require the certificate to be delivered to it before issuing a replacement and cancelling the original. If a certificate is lost or destroyed, the Company may cancel it and issue a replacement certificate on such terms as to provision of evidence and indemnity and to payment of any exceptional out-of-pocket expenses incurred by the Company in the investigation of that evidence and the preparation of that indemnity as the Company may decide.

26.4	Any or all of the signatures on a certificate may be facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Company with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

LIEN

27.	The Company shall have a first and paramount lien on every share (not being a fully paid share) for all moneys (whether presently payable or not) payable at a fixed time or called in respect of that share. The directors may at any time declare any share to be wholly or in part exempt from the provisions of this Article 27. The Company’s lien on a share shall extend to any amount payable in respect of it.

28.	The Company may sell in such manner as the directors determine any shares on which the Company has a lien if a sum in respect of which the lien exists is presently payable and is not paid within 14 clear days after notice has been given to the holder of the share or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the shares may be sold.

29.	To give effect to a sale the directors may authorise some person to execute an instrument of transfer of the shares sold to, or in accordance with the directions of, the purchaser. The title of the transferee to the shares shall not be affected by any irregularity in or invalidity of the proceedings in reference to the sale.

30.	The net proceeds of a sale, after payment of the Company’s costs of the sale, shall be applied in or towards satisfaction of the amount in respect of which the lien exists. The balance (if any) shall (on surrender to the Company for cancellation of any certificate for the shares sold, or the provision of an indemnity as to any lost or destroyed certificate required by the directors and subject to a like lien for any amounts not presently payable as existed on the shares before the sale) be paid to the member (or any person entitled to the shares by transmission or by operation of law) immediately before the sale.

CALLS ON SHARES AND FORFEITURE

31.	Subject to the terms of allotment, the directors may make calls upon the members in respect of any moneys unpaid on their shares (whether in respect of nominal value or premium) and each member shall (subject to receiving at least 14 clear days’ notice specifying when and where payment is to be made) pay to the Company as required by the notice the amount called on his shares. A call may be required to be paid by instalments. A call may, before receipt by the Company of any sum due thereunder, be revoked in whole or part and payment of a call may be postponed in whole or part. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the shares in respect whereof the call was made.

32.	A call shall be deemed to have been made at the time when the resolution of the directors authorising the call was passed.

33.	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

34.	If a call remains unpaid after it has become due and payable, the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid at the rate fixed by the terms of allotment of the share or in the notice of the call or, if no rate is fixed, at the appropriate rate (as defined by the Acts) but the directors may waive payment of the interest wholly or in part.

35.	An amount payable in respect of a share on allotment or at any fixed date, whether in respect of nominal value or premium or as an instalment of a call, shall be deemed to be a call and if it is not paid the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

36.	Subject to the terms of allotment, the directors may make arrangements on the issue of shares for a difference between the holders in the amounts and times of payment of calls on their shares.

37.	If a call remains unpaid after it has become due and payable, the directors may give to the person from whom it is due not less than 14 clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued. The notice shall name the place where payment is to be made and shall state that if the notice is not complied with the shares in respect of which the call was made will be liable to be forfeited.

38.	If the notice is not complied with any share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the directors and the forfeiture shall include all dividends or other moneys payable in respect of the forfeited shares and not paid before the forfeiture.

39.	Subject to the provisions of the Acts, a forfeited share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the directors determine either to the person who was before the forfeiture the holder or to any other person and at any time before sale, re-allotment or other disposition, the forfeiture may be cancelled on such terms as the directors think fit. Where for the purposes of its disposal a forfeited share is to be transferred to any person the directors may authorise some person to execute an instrument of transfer of the share to that person.

40.	A person any of whose shares have been forfeited shall cease to be a member in respect of them and shall surrender to the Company for cancellation any certificate for the shares forfeited but shall remain liable to the Company for all moneys which at the date of forfeiture were presently payable by him to the Company in respect of those shares with interest at the rate at which interest was payable on those moneys before the forfeiture or, if no interest was so payable, at the appropriate rate (as defined in the Acts) from the date of forfeiture until payment but the directors may waive payment wholly or in part or enforce payment without any allowance for the value of the shares at the time of forfeiture or for any consideration received on their disposal.

41.	A statutory declaration by a director or the secretary that a share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the share and the declaration shall (subject to the execution of an instrument of transfer if necessary) constitute a good title to the share and the person to whom the share is disposed of shall not be bound to see to the application of the consideration, if any, nor shall his title to the share be affected by any irregularity in or invalidity of the proceedings in reference to the forfeiture or disposal of the share.

TRANSFER OF SHARES

42.	Method of Transfer

42.1	A member may transfer all or any of his certificated shares by instrument of transfer in writing in any usual form or in any other form approved by the directors, and the instrument shall be executed by or on behalf of the transferor and (in the case of a transfer of a share which is not fully paid) by or on behalf of the transferee.

42.2	A member may transfer all or any of his uncertificated shares in accordance with the Uncertificated Securities Regulations.

42.3	Subject to the provisions of the Uncertificated Securities Regulations, the transferor of a share is deemed to remain the holder of the share until the name of the transferee is entered in the register in respect of it.

43.	Right to Refuse Registration

43.1	Subject to this Article 43, shares of the Company are free from any restriction on transfer. The Board may, in its absolute discretion, refuse to register any transfer of a certificated share which is not fully paid or the transfer of a certificated share on which the Company has a lien. The Board may also, in its absolute discretion, refuse to register a transfer of a certificated share or a renunciation of a renounceable letter of allotment unless all of the following conditions are satisfied:

(a)	it is in respect of only one class of shares;

(b)	it is in favour of (as the case may be) a single transferee or renouncee or not more than four joint transferees or renouncees;

(c)	it is duly stamped (if required); and

(d)	it is delivered for registration to the office or such other place as the board may decide, accompanied by the certificate for the shares to which it relates (except in the case of a transfer by a recognised financial institution where a certificate has not been issued, or in the case of a renunciation) and such other evidence as the board may reasonably require to prove the title of the transferor or person renouncing and the due execution by him of the transfer or renunciation or, if the transfer or renunciation is executed by some other person on his behalf, the authority of that person to do so.

43.2	If the Board refuses to register the transfer of a certificated share it shall, within two months after the date on which the transfer was lodged with the Company, send notice of the refusal, together with its reasons for the refusal, to the transferee.

43.3	In accordance with and subject to the provisions of the Uncertificated Securities Regulations, the Operator of the relevant system shall register a transfer of title to any uncertificated share or any renounceable right of allotment of a share which is a participating security held in uncertificated form unless the Uncertificated Securities Regulations permit the Operator of the relevant system to refuse to register such a transfer in certain circumstances in which case the said Operator may refuse such registration.

43.4	If the Operator of the relevant system refuses to register the transfer of an uncertificated share or of any such uncertificated renounceable right of allotment of a share it shall, within the time period stipulated by the Uncertificated Securities Regulations, send notice of the refusal to the transferee.

43.5	In accordance with and subject to the provisions of the Uncertificated Securities Regulations, where title to an uncertificated share is transferred by means of a relevant system to a person who is to hold such share in certificated form thereafter, the Company as participating issuer shall register the transfer in accordance with the relevant Operator-instruction, but so that the Company may refuse to register such a transfer in any circumstance permitted by the Uncertificated Securities Regulations.

43.6	In accordance with the Uncertificated Securities Regulations, if the Company as participating issuer refuses to register the transfer of title to an uncertificated share transferred by means of a relevant system to a person who is to hold such share in certificated form thereafter, it shall, within two months after the date on which the Operator-instruction was received by the Company, send notice of the refusal, together with its reasons for the refusal, to the transferee.

TRANSMISSION OF SHARES

44.	If a member dies the survivor or survivors where he was a joint holder, and his personal representatives where he was a sole holder or the only survivor of joint holders, shall be the only persons recognised by the Company as having any title to his interest; but nothing herein contained shall release the estate of a deceased member from any liability in respect of any share which had been jointly held by him.

45.	A person becoming entitled to a share in consequence of the death or bankruptcy of a member may, upon such evidence being produced as the directors may properly require, elect either to become the holder of the share or to have some person nominated by him registered as the transferee. If the person so becoming entitled shall elect to become registered as the holder he shall give notice to the Company to that effect. If he elects to have another person registered he shall:

(a)	if it is a certificated share, execute an instrument of transfer of the share to that person; or

(b)	if it is an uncertificated share:

(i)	procure that instructions are given by means of a relevant system to effect transfer of the share to that person; or

(ii)	change the share to a certificated share and execute an instrument of transfer of the share to that person.

46.	All the Articles relating to the transfer of shares shall apply to any notice or instrument of transfer as if it were an instrument of transfer executed by the member and the death or bankruptcy of the member had not occurred. The provisions of these Articles shall apply to any person becoming entitled to a share in consequence of the merger or consolidation of any member being a corporation as they apply to any person becoming entitled to a share in consequence of the death or bankruptcy of a member.

47.	A person becoming entitled to a share in consequence of the death or bankruptcy of a member shall have the rights to which he would be entitled if he were the holder of the share, except that he shall not, before being registered as the holder of the share, be entitled in respect of it to attend or vote at any meeting of the Company or at any separate meeting of the holders of any class of shares in the Company.

ALTERATION OF SHARE CAPITAL

48.	Whenever as a result of a consolidation of shares any members would become entitled to fractions of a share, the directors may, on behalf of those members, sell the shares representing the fractions for the best price reasonably obtainable to any person (including, subject to the provisions of the Acts, the Company) and distribute the net proceeds of sale in due proportion among those members, and the directors may authorise some person to execute an instrument of transfer of the shares to, or in accordance with the directions of, the purchaser. Subject to the provisions of the Acts, the directors may, in effecting divisions and/or consolidations, treat a member’s shares held in certificated form and uncertificated form as separate holdings. The transferee shall not be bound to see to the application of the purchase money nor shall his title to the shares be affected by any irregularity in or invalidity of the proceedings in reference to the sale.

PURCHASE OF OWN SHARES

49.	Subject to the provisions of the Acts, the Company may purchase its own shares (including any redeemable shares) and, if it is a private company, make a payment in respect of the redemption or purchase of its own shares otherwise than out of distributable profits of the Company or the proceeds of a fresh issue of shares.

GENERAL MEETINGS

50.	The directors may call general meetings and, on the requisition of members pursuant to the provisions of the Acts, shall forthwith proceed to convene a general meeting in accordance with the provisions of the Acts. If there are not within the United Kingdom sufficient directors to call a general meeting, any director or any member of the Company may call a general meeting.

NOTICE OF GENERAL MEETINGS

50.1	General meetings shall be called by at least 14 clear days’ notice but a general meeting may be called by shorter notice if it is so agreed by a majority in number of the members having a right to attend and vote being a majority together holding not less than 90 per cent in nominal value of the shares giving that right.

50.2	The notice shall specify the time and place of the meeting and the general nature of the business to be transacted.

50.3	Subject to the provisions of these Articles and to any restrictions imposed on any shares, the notice shall be given to all the members, to all persons entitled to a share in consequence of the death or bankruptcy of a member and to the auditors.

51.	The accidental omission to give notice of a meeting to, or the non-receipt of notice of a meeting by, any person entitled to receive notice shall not invalidate the proceedings at that meeting.

PROCEEDINGS AT GENERAL MEETINGS

52.	No business shall be transacted at any meeting unless a quorum is present. In the case of a company with only a single member who is entitled to vote upon the business to be transacted, being a member or a proxy for a member or a duly authorised representative of a corporation, the quorum shall be one person.

53.	If such a quorum is not present within half an hour from the time appointed for the meeting, or if during a meeting such a quorum ceases to be present, the meeting shall stand adjourned to the same day in the next week at the same time and place or to such time and place as the directors may determine.

54.	The chairman, if any, of the Board or in his absence some other director nominated by the directors shall preside as chairman of the meeting, but if neither the chairman nor such other director (if any) be present within 15 minutes after the time appointed for holding the meeting and willing to act, the directors present shall elect one of their number to be chairman and, if there is only one director present and willing to act, he shall be chairman.

55.	If no director is willing to act as chairman, or if no director is present within 15 minutes after the time appointed for holding the meeting, the members present and entitled to vote shall choose one of their number to be chairman.

56.	A director shall, notwithstanding that he is not a member, be entitled to attend and speak at any general meeting and at any separate meeting of the holders of any class of shares in the Company.

57.	The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at an adjourned meeting other than business which might properly have been transacted at the meeting had the adjournment not taken place. When a meeting is adjourned for 14 days or more, at least seven clear days’ notice shall be given specifying the time and place of the adjourned meeting and the general nature of the business to be transacted. Otherwise it shall not be necessary to give any such notice.

58.	Any resolution put to the vote of a meeting shall be decided on a poll, and for the avoidance of doubt no resolution shall be decided on a show of hands.

59.	A declaration by the chairman that a resolution has been carried or carried unanimously, or by a particular majority, or lost, or not carried by a particular majority and an entry to that effect in the minutes of the meeting shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against the resolution.

60.	Each poll shall be taken forthwith and the chairman may appoint inspectors or scrutineers (who need not be members) to act at the meeting. The chairman may appoint one or more persons as alternate scrutineers or inspectors to replace any scrutineer or inspector who fails to act. If no scrutineer or inspector or alternate scrutineer or alternate inspector is willing or able to act at a meeting, the chairman shall appoint one or more other persons to act as scrutineers or inspectors at the meeting. The result of the poll shall be deemed to be the resolution of the meeting at which the poll was conducted.

61.	Each scrutineer or inspector appointed in accordance with Article 60 shall, prior to acting, be required to provide an undertaking to the Company, in a form determined by the directors, that he or she will execute the duties of a scrutineer or inspector with strict impartiality and according to the best of his or her ability.

VOTES OF MEMBERS

62.	Subject to any rights or restrictions attached to any shares, every member who (being an individual) is present in person or by proxy or (being a corporation) is present by a duly authorised representative or by proxy, unless the proxy (in either case) or the representative is himself a member entitled to vote, shall have one vote for every share of which he is the holder.

63.	In the case of joint holders the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders; and seniority shall be determined by the order in which the names of the holders stand in the register of members.

64.	A member in respect of whom an order has been made by any court having jurisdiction (whether in the United Kingdom or elsewhere) in matters concerning mental disorder may vote by his receiver, curator bonis or other person authorised in that behalf appointed by that court, and any such receiver, curator bonis or other person may vote by proxy. Evidence to the satisfaction of the directors of the authority of the person claiming to exercise the right to vote shall be deposited at the Office, or at such other place as is specified in accordance with the Articles for the deposit of instruments of proxy, not less than 48 hours before the time appointed for holding the meeting or adjourned meeting at which the right to vote is to be exercised and in default the right to vote shall not be exercisable.

65.	No member shall vote at any general meeting or at any separate meeting of the holders of any class of shares in the Company, either in person or by proxy, in respect of any share held by him unless all moneys presently payable by him in respect of that share have been paid.

66.	No objection shall be raised to the qualification of any voter except at the meeting or adjourned meeting at which the vote objected to is tendered, and every vote not disallowed at the meeting shall be valid. Any objection made in due time shall be referred to the chairman whose decision shall be final and conclusive.

67.	Votes may be given either personally or by proxy. A member may appoint more than one proxy to attend on the same occasion.

68.	The appointment of a proxy shall be executed by or on behalf of the appointor and shall be in any form which is usual or which the directors may approve.

69.	The appointment of a proxy shall be deemed to confer authority to vote on any amendment of a resolution put to the meeting for which it is given as the proxy thinks fit. The appointment of a proxy shall, unless it provides to the contrary, be valid for any adjournment of the meeting as well as for the meeting to which it relates. The appointment of a proxy shall not preclude a member from attending and voting at the meeting or at any adjournment thereof.

70.	The appointment of a proxy and any authority under which it is executed or a copy of such authority certified notarially or in some other way approved by the directors may:

70.1	in the case of an instrument in writing be deposited at the Office or at such other place within the United Kingdom as is specified in the notice convening the meeting or in any instrument of proxy sent out by the Company in relation to the meeting not less than 48 hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote; or

70.2	in the case of an appointment contained in an electronic communication, where an address has been specified for the purpose of receiving electronic communications:

(a)	in the notice convening the meeting, or

(b)	in any instrument of proxy sent out by the Company in relation to the meeting, or

(c)	in any invitation contained in an electronic communication to appoint a proxy issued by the Company in relation to the meeting,

be received at such address not less than 48 hours before the time for holding the meeting or adjourned meeting at which the person named in the appointment proposes to vote;

and an appointment of proxy which is not deposited, delivered or received in a manner so permitted shall be invalid.

71.	A vote given by proxy or by the duly authorised representative of a corporation shall be valid notwithstanding the previous determination of the authority of the person voting unless notice of the determination was received by the Company at the Office or at such other place at which the instrument of proxy was duly deposited or, where the appointment of the proxy was contained in an electronic communication, at the address at which such appointment was duly received before the commencement of the meeting or adjourned meeting at which the vote is given.

NUMBER OF DIRECTORS

72.	Unless otherwise determined by ordinary resolution, the number of directors (other than alternate directors) shall not be subject to any maximum but shall not be less than one. A sole director may exercise all the powers and discretions expressed by the Articles to be vested in the directors generally.

ALTERNATE DIRECTORS

73.	Any director (other than an alternate director) may appoint any other director, or any other person approved by resolution of the directors and willing to act, to be an alternate director and may remove from office an alternate director so appointed by him. Any appointment or removal of an alternate director shall be by notice to the Company signed by the director making or revoking the appointment or in any other manner approved by the directors. The notice may be:

73.1	delivered personally to the secretary or to a director other than the director making or revoking the appointment; or

73.2	sent by post in a prepaid envelope addressed to the Office or to another address designated by the directors for that purpose or by leaving it at the Office or such other address; or

73.3	sent by electronic communication to an address designated by the directors for that purpose.

74.	The appointment or removal of an alternate director shall take effect when the notice is deemed delivered in accordance with Article 127 or Article 130 (as the case may be) or on such later date (if any) specified in the notice.

75.	An alternate director shall be entitled to receive notice of all meetings of directors and of all meetings of committees of directors of which his appointor is a member, to attend and vote at any such meeting at which the director appointing him is not personally present, and generally to perform all the functions of his appointor as a director in his absence but shall not be entitled to receive any remuneration from the Company for his services as an alternate director.

76.	An alternate director shall cease to be an alternate director:

76.1	if his appointor ceases to be a director; or

76.2	if his appointor revokes his appointment pursuant to Article 73; or

76.3	on the happening of any event which, if he were a director, would cause him to vacate his office as director; or

76.4	if he resigns his office by notice to the Company.

77.	Save as otherwise provided in the Articles, an alternate director shall be deemed for all purposes to be a director and shall alone be responsible for his own acts and defaults and he shall not be deemed to be the agent of the director appointing him.

POWERS OF DIRECTORS

78.	Subject to the provisions of the Acts, the Articles and to any directions given by special resolution or by the Parent Company (if any), the business of the Company shall be managed by the directors who may exercise all the powers of the Company. No alteration of the Articles and no such direction shall invalidate any prior act of the directors which would have been valid if that alteration had not been made or that direction had not been given. The powers given by this Article 78 shall not be limited by any special power given to the directors by the Articles and a meeting of directors at which a quorum is present may exercise all powers exercisable by the directors.

79.	The directors may, by power of attorney or otherwise, appoint any person to be the agent of the Company for such purposes and on such conditions as they determine, including authority for the agent to delegate all or any of his powers.

80.	The directors may exercise the voting power conferred by the shares in any body corporate held or owned by the Company in such manner in all respects as they think fit (including without limitation the exercise of that power in favour of any resolution appointing its members or any of them directors of such body corporate, or voting or providing for the payment of remuneration to the directors of such body corporate).

DELEGATION OF DIRECTORS’ POWERS

81.	The directors may delegate any of their powers to any committee consisting of one or more directors. The directors may also delegate to any managing director or any director holding any other executive office such of their powers as the directors consider desirable to be exercised by him. Any such delegation shall, in the absence of express provision to the contrary in the terms of delegation, be deemed to include authority to sub-delegate all or any of the powers delegated to one or more directors (whether or not acting as a committee) or to any employee or agent of the company. Any such delegation may be made subject to such conditions as the directors may specify, and may be revoked or altered. The directors may co-opt persons other than directors onto any such committee. Such co-opted persons may enjoy voting rights in the committee. The co-opted members shall be less than one half of the total membership of the committee and a resolution of any committee shall be effective only if a majority of the members present are directors. Subject to any conditions imposed by the directors, the proceedings of a committee with two or more members shall be governed by the Articles regulating the proceedings of directors so far as they are capable of applying.

82.	The directors may appoint any person to any office or employment having a designation or title including the word “director” and/or may attach such a designation or title to any existing office or employment with the Company and may terminate any such appointment or the use of any such designation or title. The inclusion of the word “director” in the designation or title of any such office or employment shall in no way imply that the holder is a director of the Company, and the holder shall not thereby be empowered in any respect to act as, or be deemed to be, a director of the Company for any of the purposes of the Articles.

APPOINTMENT AND REMOVAL OF DIRECTORS

83.	Without prejudice to the powers of the Company under the Acts to remove a director by ordinary resolution, the holder or holders for the time being of more than one half in nominal value of the shares giving the right to attend and vote at a general meeting of the Company may at any time and from time to time appoint any person who is willing to act to be a director, either to fill a vacancy or as an additional director, and may remove any director from office. Any appointment or removal of a director under this Article 83 shall be by notice to the Company signed by or on behalf of the appointor or appointors (which may consist of several documents in the like form each signed by or on behalf of one or more appointors). The notice may be:

83.1	delivered personally to the secretary or to a director other than the director being appointed or removed; or

83.2	sent by post in a prepaid envelope addressed to the Office or to another address designated by the directors for that purpose or by leaving it at the Office or such other address; or

83.3	sent by electronic communication to an address designated by the directors for that purpose.

The appointment or removal shall take effect when the notice is deemed delivered in accordance with Article 127 or Article 130 (as the case may be) or on such later date (if any) specified in the notice.

84.	The directors shall also have the power to appoint any person who is willing to act to be a director, either to fill a vacancy or as an addition to the existing directors, subject to any maximum for the time being in force.

DISQUALIFICATION OF DIRECTORS

85.	The office of a director shall be vacated if:

85.1	he ceases to be a director by virtue of any provision of the Acts or he becomes prohibited by law from being a director; or

85.2	he becomes bankrupt or makes any arrangement or composition with his creditors generally; or

85.3	he is, or may be, suffering from mental disorder and either:

(a)	he is admitted to hospital in pursuance of an application for admission for treatment under the Mental Health Act 1983 or, in Scotland, an application for admission under the Mental Health (Scotland) Act 1984; or

(b)	an order is made by a court having jurisdiction (whether in the United Kingdom or elsewhere) in matters concerning mental disorder for his detention or for the appointment of a receiver, curator bonis or other person to exercise powers with respect to his property or affairs; or

85.4	he resigns his office by notice to the Company; or

85.5	he shall for more than six consecutive months have been absent without permission of the directors from meetings of the directors held during that period and the directors resolve that his office be vacated; or

85.6	he is convicted of a criminal offence involving fraud or dishonesty and the directors resolve that he shall for that reason cease to be a director; or

85.7	he is removed as a director in accordance with the provisions of Article 83; or

85.8	he is requested to resign in writing by not less than three quarters of the other directors. In calculating the number of directors who are required to make such a request to the director:

(a)	an alternate director appointed by him acting in his capacity as such shall be excluded; and

(b)	a director and any alternate director appointed by him and acting in his capacity as such shall constitute a single director for this purpose, so that the signature of either shall be sufficient.

REMUNERATION OF DIRECTORS

86.	The directors shall be entitled to such remuneration as the Company may by ordinary resolution determine and, unless the resolution provides otherwise, the remuneration shall be deemed to accrue from day to day.

DIRECTORS’ EXPENSES

87.	The directors may be paid all travelling, hotel, and other expenses properly incurred by them in connection with their attendance at meetings of directors or committees of directors or general meetings or separate meetings of the holders of any class of shares or of debentures of the Company or otherwise in connection with the discharge of their duties.

DIRECTORS’ APPOINTMENTS AND INTERESTS

88.	Subject to the provisions of the Acts the directors may, with the approval of the Parent Company (if there is one), appoint one or more of their number to the office of managing director or to any other executive office under the Company and may enter into an agreement or arrangement with any director for his employment by the Company or for the provision by him of any services outside the scope of the ordinary duties of a director. Any such appointment, agreement or arrangement may be made upon such terms as the directors determine and they may remunerate any such director for his services as they think fit. Any appointment of a director to an executive office shall terminate if he ceases to be a director but without prejudice to any claim to damages for breach of the contract of service between the director and the Company.

89.	Subject to the provisions of the Acts, and provided that he has disclosed to the directors the nature and extent of any material interest of his, a director notwithstanding his office:

89.1	may be a party to, or otherwise interested in, any transaction or arrangement with the Company or in which the Company is otherwise interested;

89.2	may be a director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any body corporate promoted by the Company or in which the Company is otherwise interested;

89.3	may be a director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any parent undertaking or subsidiary undertaking of the Company, or any subsidiary undertaking of any parent undertaking of the Company, or any body corporate in which any such parent undertaking or subsidiary undertaking is interested;

89.4	shall not, as a result of holding any such office or employment with or being a party to any such transaction or arrangement with or otherwise being interested in any such body corporate, infringe his duty to avoid a situation in which he has, or can have, a direct or indirect interest that conflicts, or possibly may conflict, with the interests of the Company; and

89.5	shall not, by reason of his office, be accountable to the Company for any benefit which he derives from any such office or employment or from any such transaction or arrangement or from any interest in any such body corporate and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit.

90.	For the purposes of Article 89:

90.1	a general notice given to the directors that a director is to be regarded as having an interest of the nature and extent specified in the notice in any transaction or arrangement in which a specified person or class of persons is interested shall be deemed to be a disclosure that the director has an interest in any such transaction of the nature and extent so specified; and

90.2	an interest of which a director has no knowledge and of which it is unreasonable to expect him to have knowledge shall not be treated as an interest of his.

DIRECTORS’ BENEFITS, PENSIONS AND INSURANCE

91.	The directors may, with the approval of the Parent Company (if there is one), provide benefits, whether by the payment of gratuities or pensions or by insurance or otherwise, for any director who has held but no longer holds any executive office or employment with the Company or with any body corporate which is or has been a subsidiary of the Company or a predecessor in business of the Company or of any such subsidiary, and for any member of his family (including a spouse and a former spouse) or any person who is or was dependent on him, and may (as well before as after he ceases to hold such office or employment) contribute to any fund and pay premiums for the purchase or provision of any such benefit.

92.	Without prejudice to the provisions of Article 133, the directors may exercise all the powers of the Company to purchase and maintain insurance for or for the benefit of any person who is or was:

92.1	a director, other officer, employee or auditor of the Company, or any body which is or was the holding company or subsidiary undertaking of the Company, or in which the Company or such holding company or subsidiary undertaking has or had any interest (whether direct or indirect) or with which the Company or such holding company or subsidiary undertaking is or was in any way allied or associated; or

92.2	a trustee of any pension fund in which employees of the company or any other body referred to in Article 92.1 is or has been interested,

including without limitation insurance against any liability incurred by such person in respect of any act or omission in the actual or purported execution or discharge of his duties or in the exercise or purported exercise of his powers or otherwise in relation to his duties, powers or offices in relation to the relevant body or fund.

93.	Without prejudice to the generality of Article 89, no director or former director shall be accountable to the Company or the members for any benefit provided pursuant to Articles 91 or 92. The receipt of any such benefit shall not disqualify any person from being or becoming a director of the Company.

94.	Pursuant to the Acts, the directors are hereby given power, with the approval of the Parent Company (if there is one), to make such provision as may seem appropriate for the benefit of any persons employed or formerly employed by the Company or any of its subsidiary undertakings in connection with the cessation or the transfer of the whole or part of the undertaking of the Company or any subsidiary undertaking. Any such power may (subject as aforesaid) be exercised with the prior sanction of a resolution of the company or of the directors in accordance with the Acts.

PROCEEDINGS OF DIRECTORS

95.	Subject to the provisions of the Articles, the directors may regulate their proceedings as they think fit. A director may, and the secretary at the request of a director shall, call a meeting of the directors. Notice of a meeting of the directors shall be deemed to be properly given to a director if it is given to him personally or by word of mouth or sent in writing or by electronic communication to him at his last known address or any other address given by him to the Company for this purpose. Any director may waive notice of a meeting and any such waiver may be retrospective.

96.	Questions arising at a meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall be entitled to a casting vote in addition to any other vote he may have. A director who is also an alternate director shall be entitled in the absence of his appointor to a separate vote on behalf of his appointor in addition to his own vote.

97.	The quorum for the transaction of the business of the directors may be fixed by the directors and unless so fixed at any other number shall be two, except when there is only one director. If there is only one director, he may exercise all the powers and discretions conferred on directors by the Articles. A person who holds office only as an alternate director shall, if his appointor is not present, be counted in the quorum.

98.	The directors may appoint one of their number to be the chairman of the Board and may at any time remove him from that office. Unless he is unwilling to do so, the director so appointed shall preside at every meeting of directors at which he is present. But if there is no director holding that office, or if the director holding it is unwilling to preside or is not present within five minutes after the time appointed for the meeting, the directors present may appoint one of their number to be chairman of the meeting.

99.	All acts done by a meeting of directors, or of a committee of directors, or by a person acting as a director shall, notwithstanding that it be afterwards discovered that there was a defect in the appointment of any director or that any of them were disqualified from holding office, or had vacated office, or were not entitled to vote, be as valid as if every such person had been duly appointed and was qualified and had continued to be a director and had been entitled to vote.

100.	A resolution in writing signed by all the directors entitled to receive notice of a meeting of directors or of a committee of directors shall be as valid and effectual as if it had been passed at a meeting of directors or (as the case may be) a committee of directors duly convened and held and may consist of several documents in the like form each signed by one or more directors; but a resolution signed by an alternate director need not also be signed by his appointor and, if it is signed by a director who has appointed an alternate director, it need not be signed by the alternate director in that capacity.

101.	The contemporaneous connection of a number of the directors not less than the quorum, regardless of physical location, by any means of electronic communication shall be deemed to constitute a properly held meeting of the directors so long as the following conditions are met:

101.1	throughout the meeting each of the directors taking part must be able to:

(a)	hear each of the other directors taking part; and

(b)	subject as mentioned below, send and receive communications simultaneously to and from all of the other directors taking part;

101.2	at the beginning and at the conclusion of the meeting the chairman shall ask all of those who have been a party to the proceedings to acknowledge their presence and to confirm that they have attended throughout the meeting.

Such a meeting shall be deemed to take place where it is convened to be held or (if no director is present in that place) where the largest group of those participating is assembled, or, if there is no such group, where the chairman of the meeting is. The word “meeting” in the Articles shall be construed accordingly.

The meeting shall have been validly conducted notwithstanding that a director may have been accidentally disconnected during the meeting, so long as a quorum of directors were connected at all times. A minute of the proceedings shall be sufficient evidence of the observance of the necessary formalities if certified by a director who was party to them.

102.	Subject to such disclosure as is required by the Acts and the Articles, a director shall be entitled to vote at any meeting of directors or of a committee of directors on, and be counted in the quorum present at a meeting in relation to, any resolution concerning a matter in which he has, directly or indirectly, an interest or duty which is material and which conflicts or may conflict with the interests of the Company.

SECRETARY

103.	Subject to the provisions of the Acts, the secretary shall be appointed by the holder or holders for the time being of more than one half in nominal value of the shares giving the right to attend and vote at a general meeting of the Company or the directors for such term, at such remuneration and upon such conditions as they may think fit and any secretary so appointed may be removed by such appointor(s). Any appointment or removal of a secretary under this Article 103 shall be by notice to the Company signed by or on behalf of the appointor or appointors (which may consist of several documents in the like form each signed by or on behalf of one or more appointors).

104.	Two or more joint secretaries, each of whom shall have full authority to act alone and independently of each other, may be appointed pursuant to the provisions of Article 103.

MINUTES

105.	The directors shall cause minutes to be made in books kept for the purpose:

105.1	of all appointments of officers made by the directors; and

105.2	of all proceedings at meetings of the Company, of the holders of any class of shares in the Company, and of the directors, and of committees of directors, including the names of the directors present at each such meeting.

THE SEAL, EXECUTION OF DEEDS

106.	If the Company has a seal, it shall only be used by the authority of a resolution of the directors, or a committee of directors authorised by the directors. The directors (or the committee of directors, as the case may be) shall determine who may sign any instrument to which the seal is affixed and unless otherwise so determined it shall be signed by a director and by the secretary or by at least two directors. Any document may be executed under the seal by impressing the seal by mechanical means or by printing the seal or a facsimile of it on the document or by applying the seal or a facsimile of it by any other means to the document.

107.	A document signed, with the authority of a resolution of the directors, by a director and the secretary or by two directors or by a director in the presence of a witness who attests the signature and expressed, in whatever words, to be executed by the Company has the same effect as if executed under the seal. For the purpose of the preceding sentence only, “secretary” shall have the same meaning as in the Acts and not the meaning given to it by Article 2.

108.	The Company may exercise the powers conferred by section 49 of CA 2006 with regard to having an official seal for use abroad.

RECORD DATES

109.	Notwithstanding any other provision of the Articles, the Company or the directors may fix any date as the record date for any dividend, distribution, allotment or issue, which may be on or at any time before or after any date on which the dividend, distribution, allotment or issue is declared, paid or made.

DIVIDENDS

110.	Subject to the provisions of the Acts the Company’s shareholders can declare dividends in accordance with the rights of the shareholders by passing an ordinary resolution. No such dividend can exceed the amount recommended by the directors.

111.	Subject to the Legislation, if the directors consider that the financial position of the Company justifies such payments, they can pay interim or other dividends on any class of shares of any amounts and on any dates and for any periods which they decide.

112.	All dividends will be divided and paid in proportions based on the amounts paid up on the shares during any period for which the dividend is paid. Sums which have been paid up in advance of calls will not count as paid up for this purpose. If the terms of any share say that it will be entitled to a dividend as if it were a fully paid up, or partly paid up, share from a particular date (in the past or future), it will be entitled to a dividend on this basis. This Article applies unless these Articles, the rights attached to any shares, or the terms of any shares, say otherwise.

113.	Unless the rights attached to any shares, the terms of any shares or these Articles say otherwise, a dividend or any other money payable in respect of a share can be declared and paid in any currency the directors decide using an exchange rate selected by the directors for any currency conversions required. The directors can also decide how any costs relating to the choice of currency will be met.

114.	The directors can offer shareholders the choice to receive dividends and other money payable in respect of their shares in a currency other than that in which the dividend or other money payable is declared on such terms and conditions as the directors may prescribe from time to time.

115.	If a shareholder owes the Company any money for calls on shares or money in any other way relating to his shares, the directors can deduct any of this money from any dividend or other money payable to the shareholder on or in respect of any share held by him. Money deducted in this way can be used to pay amounts owed to the Company.

116.	Unless the rights attached to any shares, or the terms of any shares, say otherwise, no dividend or other sum payable by the Company on or in respect of its shares carries a right to interest from the Company.

117.	Any dividend or other money payable in cash relating to a share can be paid by sending a cheque, warrant or similar financial instrument payable to the shareholder who is entitled to it by post addressed to his registered address. Or it can be made payable to someone else named in a written instruction from the shareholder (or all joint shareholders) and sent by post to the address specified in that instruction.

118.	For joint shareholders or persons jointly entitled to shares by law, payment can be made to the shareholder whose name stands first in the register. The Company can relay on a receipt for a dividend or other money, paid on shares from any one of them on behalf of all of them.

119.	Cheques, warrants and similar financial instruments are sent, and payment in any other way is made, at the risk of the person who is entitled to the money. The Company is treated as having paid a dividend if the cheque, warrant or similar financial instrument is cleared. The Company will not be responsible for a payment which is lost or delayed.

120.	Dividends can be paid to a person who has become entitled to a share by law as if he were the holder of the share.

121.	The Company can stop sending dividend payments through the post, or cease using any other method of payment, for any dividend if:

(a)	for two consecutive dividends:

(i)	the dividend payments sent through the post have been returned undelivered or remain uncashed during the period for which they are valid; or

(ii)	the payments by any other method have failed; or

(b)	for any one dividend:

(i)	the dividend payment sent through the post has been returned undelivered or remains uncashed during the period for which it is valid; or

(ii)	the payment by any other method has failed.

and reasonable enquiries have failed to establish any new address or account of the registered shareholder.

122.	Subject to these Articles, the Company must recommence sending dividend payments if requested in writing by the shareholder or the person entitled to a share by law.

123.	Where any dividends or other amounts payable on a share have not been claimed, the directors can invest them or use them in any other way for the Company’s benefit until they are claimed. The Company will not be a trustee of the money and will not be liable to pay interest on it. If a dividend or other money has not been claimed for 12 years after being declared or becoming due for payment, it will be forfeited and go back to the Company unless the directors decide otherwise.

124.	If recommended by the directors, the Company can pass an ordinary resolution that a dividend be paid wholly or partly by distributing specific assets (and, in particular, paid up shares or debentures of any other company). Where any difficulty arises on such a distribution, the directors can resolve it as they decide. For example, they can:

(a)	authorise any person to sell and transfer any fractions;

(b)	ignore any fractions;

(c)	value assets for distribution purposes;

(d)	pay cash of a similar value to adjust the rights of shareholders; and/or

(e)	vest any assets in trustees for the benefit of more than one shareholder.

ACCOUNTS

125.	No member, other than the Parent Company (if there is one), shall (as such) have any right of inspecting any accounting records or other book or document of the Company except as conferred by statute or authorised by the directors or by ordinary resolution of the Company.

CAPITALISATION OF PROFITS

126.	The directors may with the authority of an ordinary resolution of the Company:

126.1	subject as hereinafter provided, resolve to capitalise any undivided profits of the Company not required for paying any dividend (whether or not they are available for distribution) or any sum standing to the credit of the Company’s share premium account or capital redemption reserve;

126.2	appropriate the sum resolved to be capitalised to the members who would have been entitled to it if it were distributed by way of dividend and in the same proportions and apply such sum on their behalf either in or towards paying up the amounts, if any, for the time being unpaid on any shares held by them respectively, or in paying up in full unissued shares or debentures of the Company of a nominal amount equal to that sum, and allot the shares or debentures credited as fully paid to those members, or as they may direct, in those proportions, or partly in one way and partly in the other; but the share premium account, the capital redemption reserve, and any profits which are not available for distribution may, for the purposes of this Article 126, only be applied in paying up unissued shares to be allotted to members credited as fully paid;

126.3	make such provision by the issue of fractional certificates or by payment in cash or otherwise as they determine in the case of shares or debentures becoming distributable under this Article 124 in fractions; and

126.4	authorise any person to enter on behalf of all the members concerned into an agreement with the Company providing for the allotment to them respectively, credited as fully paid, of any shares or debentures to which they are entitled upon such capitalisation, any agreement made under such authority being binding on all such members.

NOTICES

127.	Any notice to be given to or by any person pursuant to the Articles (other than a notice calling a meeting of the directors) shall be in writing or shall be given using electronic communications to an address for the time being notified for that purpose to the person giving the notice. The Company may give any notice to a member:

127.1	personally; or

127.2	by sending it by post in a prepaid envelope addressed to the member at his registered address or by leaving it at that address; or

127.3	by giving it using an electronic communication to an address for the time being notified to the company by the member.

In the case of joint holders of a share, all notices shall be given to the joint holder whose name stands first in the register of members in respect of the joint holding and notice so given shall be sufficient notice to all the joint holders.

128.	A member present, either in person or by proxy, at any meeting of the Company or of the holders of any class of shares in the Company shall be deemed to have received notice of the meeting and, where requisite, of the purposes for which it was called.

129.	Every person who becomes entitled to a share shall be bound by any notice in respect of that share which, before his name is entered in the register of members, has been duly given to a person from whom he derives his title.

130.	Proof that an envelope containing a notice was properly addressed, prepaid and posted shall be conclusive evidence that the notice was given. Proof that a notice contained in an electronic communication was sent in accordance with guidance issued by the Institute of Chartered Secretaries and Administrators shall be conclusive evidence that the notice was given. A notice shall be deemed to be given at the expiration of 48 hours after the envelope containing it was posted or, in the case of a notice contained in an electronic communication, upon receipt of such electronic communication.

131.	A notice may be given by the Company to the persons entitled to a share in consequence of the death or bankruptcy of a member by sending or delivering it, in any manner authorised by the Articles for the giving of notice to a member, addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt or by any like description at the address, if any, within the United Kingdom supplied for that purpose by the persons claiming to be so entitled. Until such an address has been supplied, a notice may be given in any manner in which it might have been given if the death or bankruptcy had not occurred.

WINDING UP

132.	Subject to the provisions of the Articles, if the Company is wound up, the liquidator may, with the sanction of a special resolution of the Company and any other sanction required by the Acts, divide among the members in specie the whole or any part of the assets of the Company and may, for that purpose, value any assets and determine how the division shall be carried out as between the members or different classes of members. The liquidator may, with the like sanction, vest the whole or any part of the assets in trustees upon such trusts for the benefit of the members as he with the like sanction determines, but no member shall be compelled to accept any assets upon which there is a liability.

INDEMNITY

133.	Subject to the provisions of the Acts, every director of the Company may be indemnified out of the assets of the Company against any liability.